EXHIBIT 16

LETTER FROM HALL & COMPANY

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated February 15, 2006 of Bullion River Gold Corp. and are in agreement with the statements contained in paragraphs 1, 2, 3, 4 and 5 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Hall & Company
Hall & Company
Irvine, California
February 15, 2006